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                                                                    Exhibit 99.1

                            Getty Investments L.L.C.
                          1325 Airmotive Way, Suite 262
                               Reno, Nevada 89502


                                October 26, 1999



Getty Images, Inc.
701 North 34th Street
Seattle, Washington  98103


Dear Sirs:

         Getty Investments L.L.C., a limited liability company organized under the laws of the State of Delaware ("Getty Investments"), hereby subscribes for and offers to purchase, upon and subject to the conditions set forth below, 1,579,353 validly issued, fully paid and nonassessable shares (the "Shares") of Common Stock, par value $0.01 per share ("Common Stock"), of Getty Images, Inc., a Delaware corporation ("Getty Images"), and to pay therefor in lawful money U.S. $32,000,000 in the aggregate (the "Purchase Price"), by wire transfer in immediately available funds. The Purchase Price shall be payable on the business day preceding the Closing Date (as defined in the Stock Purchase Agreement, dated as of September 20, 1999, among Getty Images, Eastman Kodak Company and Kodak S.A.).

         The obligations of Getty Investments to subscribe for, and the obligations of Getty Images to issue to Getty Investments, the Shares pursuant to this agreement shall be subject to:

         (i) the execution and delivery by Getty Images and Getty Investments of an amendment to the Registration Rights Agreement, dated as of February 9, 1998, between Getty Images and Getty Investments, pursuant to which the Shares shall be entitled to the benefits of the Registration Rights Agreement;

         (ii) the execution and delivery by Getty Images, Getty Investments and the Investors named therein of an Indemnity Agreement in the form to be agreed to by the parties in good faith, but substantially in the form of the Indemnity Agreement delivered by Getty Images to Getty Investments in connection with the issuance by Getty Images of its 4.75% Convertible Subordinated Notes due 2003; and

         (iii) Getty Investments having received a legal opinion from Weil, Gotshal & Manges LLP, counsel to Getty Images, in a form agreed to by the parties but addressing the following matters as to Getty Images: (a) due organization, valid existence and good standing, (b) corporate power and authority to execute this letter agreement and perform its obligations hereunder,
                  (c) due execution and delivery, (d) enforceability (subject to customary exceptions), (e) due


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                  authorization and valid issuance of the Shares, (f) that the execution and delivery of this agreement and the issuance of the Shares will not conflict with any constitutional or material agreement of Getty Images, (g) that the execution and delivery of this agreement and the issuance of the Shares will not conflict with or violate any law or governmental order,
                  (h) that the execution and delivery of this agreement and the issuance of the Shares will not require any consent, approval or filing, and (i) that it will not be necessary to register the Shares under the Securities Act.

         (iv) the expiration or early termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Getty Investments hereby represents and warrants to Getty Images that:

         (a) it understands and acknowledges that the issuance and subscription of the Shares pursuant to this letter agreement have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and that the Shares will be issued to it in a transaction that is exempt from the registration requirements of the Securities Act in reliance upon the representations and warranties of Getty Investments in this agreement. It understands and acknowledges that the Shares cannot be offered or resold within the United States or to or for the account or benefit of U.S. persons except pursuant to registration under the Securities Act or an available exemption from registration and it agrees that it shall not resell the Shares except in compliance with applicable securities laws;

         (b) it is purchasing the Shares for its own account for investment and not with a view to, or for resale in connection with, the distribution hereof, and it has no present intention of distributing any of the Shares;

         (c) it understands and acknowledges that all certificates representing the Shares shall bear, in addition to any other legends required under applicable securities laws, the following legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act."

         (d) it is an accredited investor within the meaning of Regulation D under the Securities Act and it has such knowledge and experience in financial and


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                  business matters that it is capable of evaluating the merits and risk of its investment in the Shares pursuant to this agreement;

         (e) it has the financial ability to bear the economic risk of its investment in the Shares pursuant to this agreement, it is aware that it may be required to bear the economic risk of its investment in the Shares for an indefinite period of time, and it has no need for liquidity with respect to its investment therein at this time; and

         (f) the Shares were not offered or sold to Getty Investments by any form of general solicitation or general advertising.

         This letter agreement shall be governed by the laws of the State of New York and shall only be amended by written consent of Getty Investments and Getty Images.

         Please confirm the above and accept this offer by signing in the space provided below.

                                              Very truly yours,

                                              Getty Investments L.L.C.



                                              By: _____________________________
                                                  Jan D. Moehl
                                                  Officer


Accepted and confirmed
as of October _____, 1999

Getty Images, Inc.



By: _______________________________
       Jonathan D. Klein
       Chief Executive Officer